Exhibit 10(c)

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

      THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT is entered into as of the 10th day of December, 2007 between Rex Radio and Television, Inc., an Ohio corporation (the “Corporation”), and Stuart A. Rose (the “Employee”).

Recitals

      A.      The Corporation and the Employee entered into an Employment Agreement dated November 29, 2005 (the “Agreement”).

      B.      The Corporation and the Employee entered into Amendment No. 1 to the Agreement dated December 20, 2006 (the “Amendment”) to amend the terms and conditions of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as enacted.

      C.      The Corporation and the Employee entered into Amended and Restated Amendment No. 1 to the Agreement dated December 10, 2007 (the “1st Amendment”) to amend and restate the Amendment to comply with the Final Section 409A Regulations issued in 2007.

      D.      The Corporation and the Employee desire to enter into Amendment No. 2 to the Agreement dated December 10, 2007 (the “2nd Amendment”) to make an additional change to comply with the Final Section 409A Regulations issued in 2007.

      NOW, THEREFORE, the Corporation and the Employee hereby amend and restate the 1st Amendment as follows:

1.     Payment on or before December 31. Whenever the 1st Amendment provides for a payment to be made in a certain taxable year of the Corporation such payment is required to be made on or before December 31 of such taxable year. Thus, for example, the 1st Amendment amended Section 4.2(c) of the Agreement to provide as follows:

“Subject to Section 6.3 and new Section 6.7 below, the Corporation shall pay the Retail Bonus and Energy Investment Bonus (collectively, the “Bonus Payments”) to Employee during the Corporation’s taxable year immediately following the taxable year in which the Performance Period ends.”

Under this 2nd Amendment, the amount payable to “Employee during the Corporation’s taxable year immediately following the taxable year in which the Performance Period ends” shall be paid on or before December 31 of such taxable year.

2.     Effectiveness. This 2nd Amendment shall be effective as of the date first written above. Except as specifically amended by this 2nd Amendment, all other terms and conditions of the Agreement (including the Amendment and the 1st Amendment) shall remain in full force and effect and are hereby ratified and confirmed.

3.     Miscellaneous. This 2nd Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. If any term, provision, covenant or restriction of this 2nd Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of the Agreement (including the Amendment and the 1st Amendment) shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      IN WITNESS WHEREOF, the parties hereto have caused this 2nd Amendment to be duly executed and attested, all as of the day and year first above written.

REX RADIO AND TELEVISION, INC.

By:	/s/ Edward M. Kress
Edward M. Kress, Secretary

EMPLOYEE

/s/ Stuart A. Rose
Stuart A. Rose